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                                                                    EXHIBIT 10.7


                                                               February 20, 1997



Mr. Mark G. Whiteman                                           FAX: 215-997-9069
110 Gordon Lane
North Wales, PA  19454


Dear Mark:

It has been a pleasure getting to know you during the interview process. As we discussed, O.I. Corporation (the "Company") offers you (also referred to as "Employee") employment as follows:

1. Subject to your passing, to the Company's satisfaction, a company-paid physical examination, which includes a drug screen, you are offered employment by the Company under the conditions of the Company's Employee Handbook. By accepting this offer you certify and warrant that you are not restrained in any way by agreement with any third party from accepting employment with the Company and discharging the duties stated herein.

2. Position - Your position title will be Vice President/General Manager, and Vice President of the Company, reporting to the undersigned, and you will be located in our headquarters in College Station. You will be responsible for the general management of the Company including, but not limited to, directing and coordinating research and development and engineering, manufacturing, quality control, materials management, marketing and sales, and product management. You will participate in developing the Company's strategic plan, and will be responsible for implementation and execution of the Company's operating strategy and achievement of related business plan goals. You should devote your full productive time, energy, and ability to the proper and efficient conduct of the Company's business. You shall observe and comply with all lawful directions and instructions by and on the part of the Company, endeavor to promote the interests of the Company and not at any time do anything which may cause or tend to be likely to cause any loss or damage to the Company in business, reputation or otherwise.

3. Salary - Your salary will be $9,166/month, which is equivalent to $110,000 annually, paid every two weeks, from which shall be deducted income tax withholdings, social security and other customary employee deductions in conformity with the Company's payroll policies in effect from time to time; provided that the Board of Directors of the Company may review Employee's annual salary from time to time and increase or decrease such salary based upon Employee's performance of services for the Company.
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4.  Bonus - You will be eligible to participate in the Company's bonus program, a discretionary bonus that is awarded by the Compensation Committee of the Board of Directors on the basis of the Company sales growth, profits, and your personal performance and achievements. You will be eligible for an annual bonus up to 25% of your annual base salary.

5. Termination of Employment and Severance. The Company shall have the right at its option to terminate the employment of Employee hereunder by giving ten (10) days written notice thereof to the Employee. In the event of termination for any reason other than for "cause" as described below in this Paragraph 5, the Company will continue payment of your salary for six
    (6) months from the date of termination. Termination for cause shall be as follows:

    a. If Employee has (i) failed or refused to carry out or to perform the duties required of him hereunder or otherwise breached any provision of this Agreement, or (ii) violated any statutory or common law duty of loyalty to the Company;

    b. If the Board of Directors of the Company, or a duly authorized committee thereof, acting in good faith and upon reasonable grounds, determines that Employee has engaged in personal conduct which would injure the reputation of the Company or otherwise adversely affect its interest if Employee were retained as an employee of the Company.

6.  Competition with the Company.

    a. While employed by the Company, Employee will not engage in or carry on, directly or indirectly, either for himself or as a member of a partnership or as a stockholder (except as a stockholder of less than one percent (1%) of the issued and outstanding stock of a publicly held corporation whose gross assets exceed one hundred million dollars), investor, officer or director of a corporation (other than Company or a parent, subsidiary, affiliate or successor of the Company), or as an employee, agent, associate or consultant of any person partnership, corporation or other entity (other than the Company or a parent, subsidiary, affiliate, or successor of the Company) any business in competition with that carried on by the Company, its subsidiaries, affiliates, or parent.

    b. Employee hereby covenants and agrees with the Company that for a period of two (2) years from and after Employee's last day of employment under this Agreement, without the written consent of the Company, and unless acting as an officer or employee of the Company or any of its subsidiaries, own all or a portion of, manage, operate, join, control or participate in, directly or indirectly, or derive any benefits whatever from, or be an officer, director, employee, partner, agent, consultant or shareholder of any business engaged in any activity that is in "Competition" in
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       any manner whatsoever with the business of the Company in the "Specified
       Geographical Area," and neither Employee nor any "Affiliate" of Employee shall render assistance or advice to any person, firm or enterprise which is so engaged. For purposes of this paragraph,

         (1) "Competition" means the research, development, manufacture sale or distribution of any instrumentation of any nature whatsoever related to the products and/or markets of the Company either then existing or those the Company has plans to produce or service within the non-compete period set forth in this Section 6.

         (2) "Specified Geographical Area" means the United States of America.

         (3) "Affiliate" means any individual, corporation, partnership, trust, unincorporated organization, association or other entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control, with, the specified person.

    c.  Employee agrees that the remedy at law for any breach by him of this
       Section 6 will be inadequate and that the Company shall be entitled to injunctive relief.

7. Stock options - You will be eligible to participate in the Company's Stock Option award program. Options are typically awarded by the Compensation Committee of the Board of Directors at each year end based on the Company's achievement of business plan goals, and your individual performance. An explanation of the stock option plan is set forth in the attached proxy statement.

8. Stock Option Grant - At the time you become an employee, and upon the approval of the Compensation Committee of the Board of Directors, you will be awarded a stock option for 40,000 shares of the Company's common stock under the Company's incentive stock option program. The option price of the shares will be determined based on the market value of the stock on the day of your employment. The option shall vest as follows:

           10,000 shares       June 1, 1998
           10,000 shares       June 1, 1999
           10,000 shares       June 1, 2000
           10,000 shares       June 1, 2001

    As an officer of the Company, you must comply with Section 16 reporting responsibilities and regulations of the Securities and Exchange Commission. The Corporate Secretary will brief you on these matters.

9. Company Vehicle - You will be provided a company vehicle (Ford Taurus) for use in connection with company business by you as well as other company employees as the need might arise. All expenses you incur, in connection with the
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    business use of the vehicle, will be reimbursed by the OI.  Personal use of the vehicle will result in the equivalent of taxable income to you, which will be reported on your W-2. Maintaining a record of the business use of the vehicle will be your responsibility.

10. Benefits - You will be covered by the Company's standard benefit package which includes an Employee Stock Purchase Plan, Employee Savings Plan (401-K), Flexible Benefits Plan, group health insurance, long-term disability, and paid personal time off (PTO) and holidays, all of which are defined in the Company's employee handbook and packet on each plan.

11. Vacation - You will begin accruing time under the Company's PTO policy at the rate of 22 days per year. Should you leave the Company within one year of your date of employment, any PTO benefit shall be treated as if you began employment under the Company's policy of PTO accrual for a new employee.

12. Interim Insurance - The cost of COBRA will be paid by OI in the amount of $400/month for up to three (3) months commencing on your hire date to provide for pre-existing condition medical coverage for you and your family.

13. Performance Review and Salary Adjustment - All OI personnel receive a written performance review and salary review on an annual basis as of December 31 of each year.

14. Relocation Expense - The Company will provide a moving allowance of up to $35,000 with your relocation to College Station, Texas.

15. Assignment - The Company may assign this Agreement to any parent, subsidiary, affiliate or successor of the Company.

16. Governing Law - This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

17. Cumulative Rights - Each and all of the various rights, powers and remedies of the Company in this Agreement shall be considered as cumulative with and in addition to any other rights, powers or remedies of Company, and no one of them shall be considered as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The exercise or partial exercise of any rights, power or remedy shall neither constitute the election thereof nor the waiver of any other rights, power or remedy.

18. Entire Agreement - This Agreement contains the entire agreement of the parties hereto and may be modified or amended only by a written instrument executed by both parties hereto.
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Mark, the staff at OI looks forward to your joining O.I. at the earliest possible date and no later than March 15, 1997.

If you have any questions, please let me know.


                                      Sincerely,

                                      O.I. CORPORATION




                                      William W. Botts
                                      President/CEO

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ACCEPTED:


Mr. Mark G. Whiteman           Date